Permian Resources Announces Senior Leadership Changes

MIDLAND, Dec. 14, 2022 (GLOBE NEWSWIRE) -- Permian Resources Corporation (“Permian Resources” or the “Company”) (NYSE: PR) today announced pending retirements of two executive officers of the Company, along with their respective succession plans.

Announced Leadership Transition

• Sean Smith to retire as Executive Chairman, effective December 31, 2022
• Steve Gray to be named non-executive Chairman of the Board
• George Glyphis to retire as Chief Financial Officer, effective March 1, 2023
• Guy Oliphint will succeed Mr. Glyphis as Chief Financial Officer

Leadership Transition

Permian Resources announced that its Board of Directors expects to appoint Steve Gray as non-executive Chairman of the Board, succeeding Sean Smith, who has notified the Board of his plans to retire from the Board, effective December 31, 2022. Mr. Gray has more than forty years of operational and financial experience within the energy industry. Previously, Mr. Gray was Founder, Director and Chief Executive Officer of RSP Permian until its merger with Concho Resources. Additionally, Mr. Gray was on the Board of Concho Resources before its sale to ConocoPhillips and currently serves on the Board of Range Resources Corporation.

“It’s been a pleasure to serve as Executive Chairman and an honor to work with such a talented group of employees,” said Sean Smith, Executive Chairman of Permian Resources. “I’m very proud of what our team has accomplished, establishing Permian Resources as a leading Permian Basin independent.”

George Glyphis, Executive Vice President and Chief Financial Officer, also announced his plans to retire following a nearly 30-year career in the oil and gas industry. Permian Resources announced that Guy Oliphint will join the Company as Executive Vice President of Finance, effective January 3, 2023. Mr. Oliphint will succeed Mr. Glyphis and assume the role of Executive Vice President and Chief Financial Officer, effective March 1, 2023. Mr. Glyphis intends to remain employed as a Senior Advisor to the Company until his retirement in mid-2023 to ensure a smooth succession.

Most recently, Mr. Oliphint was Managing Director and Co-Head of Upstream Americas with Jefferies LLC in the Energy Investment Banking Group. Mr. Oliphint brings nearly two decades of experience advising upstream energy companies on financial and strategic decisions, including multiple engagements with Colgate and Centennial, the predecessor companies of Permian Resources.

“Having worked very closely with Guy on several critical strategic and financial transactions for legacy Centennial, I know he is one of the most talented and qualified finance professionals in the sector,” said George Glyphis, Chief Financial Officer. “I’m excited to partner with Guy as he prepares to lead the finance function of Permian Resources and have no doubt he will do an outstanding job.”

“We are pleased to welcome Guy as Permian Resources’ incoming CFO. Guy’s in-depth knowledge of the Company coupled with his strategic advisory and capital markets expertise will be a valuable asset to Permian Resources and our shareholders,” said James Walter, Co-CEO. “Additionally, Will and I look forward to working closely with Steve to ensure we continue to execute on our operational track record and value-driven investment strategy to maximize value creation for Permian Resources’ shareholders.”

“On behalf of the Board and the entire organization, I want to thank Sean and George for their leadership and dedicated service,” said Will Hickey, Co-CEO. “Their impact to legacy Centennial following the global pandemic and contribution to Permian Resources during the merger integration cannot be understated. James and I have enjoyed our time working with Sean and George, both through our history at the predecessor entities and during the successful integration of Colgate and Centennial. We wish them the very best.”

About Permian Resources

Headquartered in Midland, Texas, Permian Resources is an independent oil and natural gas company focused on the responsible acquisition, optimization and development of high-return oil and natural gas properties. The Company’s assets and operations are located in the core of the Delaware Basin. For more information, please visit www.permianres.com.

Contact:
Hays Mabry
Sr. Director, Investor Relations
(832) 240-3265
ir@permianres.com

SOURCE Permian Resources Corporation